Exhibit 99.2

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES REPURCHASE PROGRAM OF UP TO 3 MILLION SHARES

Tulsa, OK - February 12, 2009- Matrix Service Co. (NASDAQ: MTRX), a leading industrial services company, today announced that its board of directors approved a new share repurchase program authorizing the repurchase of up to 3 million shares of the company’s common stock with an annual cap of $25 million in share repurchases.  The program will be effective through December 31, 2012.

Depending on such factors as market conditions, share price, the limitations in the company’s senior credit facility and others, management will make purchases at its discretion in the open market or in privately negotiated transactions.  These purchases will comply with applicable securities laws and other legal requirements. Matrix Service is not obligated to acquire any specific number of common shares and the buyback program may be suspended, discontinued, amended or expanded at any time.

About Matrix Service Company
Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are generally accompanied by words such as "anticipate", "continues", "expect", "forecast", "outlook",  "believe", "estimate", "should" and "will" and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future.   Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate.  The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission.  Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition.  We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company
Tom Long, Vice President Finance and CFO
T: +1-918-838-8822
E: telong@matrixservice.com

Investors and Financial Media:
Trúc Nguyen, Managing Director
Grayling
T: +1-646-284-9418
E: tnguyen@hfgcg.com

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